LOAN AND SECURITY AGREEMENT



                               Dated March , 1998



                                 by and between


                             NETCO ACQUISITION CORP.
                                   as Borrower

                        ------------------------------
                        (Federal Tax ID No. of Borrower)

                                       and

                           FINOVA CAPITAL CORPORATION
                                    as Lender

                                   $6,050,000
                                 Amount of Loan


                          COMMERCIAL EQUIPMENT FINANCE

                           LOAN AND SECURITY AGREEMENT

      AGREEMENT, dated as of March , 1998, by and between NETCO ACQUISITION CORP., a Delaware corporation ("BORROWER"), having its principal place of business at EqualNet Plaza, 1250 Wood Branch Park Drive, Houston, Texas 77079-1212; and FINOVA CAPITAL CORPORATION, a Delaware corporation ("LENDER"), having a place of business at 115 West Century Road, Paramus, New Jersey 07652.

                             W I T N E S S E T H :

      WHEREAS, Borrower has requested Lender to make a loan to Borrower and Lender is willing to make such loan to Borrower upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 2.   DEFINITIONS; CONSTRUCTION

      2.1   DEFINITIONS.

      In addition to other words and terms defined elsewhere in this Agreement (including the Schedule), as used herein the following words and terms have the following meanings, respectively, unless the context hereof otherwise clearly requires:

      "AGREEMENT" means this Loan and Security Agreement (including the Schedules) as amended, modified or supplemented from time to time.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New Jersey or Arizona.

      "CLOSING DATE" means the date on which the parties enter into this Agreement.

      "COLLATERAL" means all assets of Borrower in which Borrower has granted or will grant a Lien to Lender, pursuant to this Agreement or otherwise, including those assets described and defined as Collateral in Section 3.1.

      "CONSTITUENT DOCUMENTS" means the certificate of incorporation, agreement of partnership or limited partnership, organizational agreement, operating agreement, by-laws, or such other similar document pursuant to which Borrower and/or the Guarantors were organized or their affairs are governed.

      "CORPORATE GUARANTOR(S)" means the "Corporate Guarantor(s)" defined on the Schedule.

      "DEFAULT" means an event which with notice or lapse of time, or both, would constitute an Event of Default.

      "DISBURSEMENT DATE" means the date on which all conditions to the Loan are satisfied by Borrower (which shall not be later than the Outside Date) and the Loan proceeds are disbursed to Borrower or to other Persons at Borrower's direction.

      "EQ ACQUISITION" means EQ Acquisition Sub, Inc., a Delaware corporation and, prior to its merger into Borrower (which is one of the conditions to the Loan), a wholly owned subsidiary of EqualNet Holding.

      "EQUALNET CORPORATION" means EqualNet Corporation, a Delaware corporation, a wholly owned subsidiary of EqualNet Holding and an affiliate of Borrower. EqualNet Corporation is also a Corporate Guarantor.

      "EQUALNET HOLDING" means EqualNet Holding Corp., a Texas corporation and the owner of all of the issued and outstanding stock of Borrower.
EqualNet Holding is also a Guarantor.

      "EQUIPMENT" means the telecommunication

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equipment and other machinery, equipment and assets described or listed on
Exhibit B annexed hereto, together with all parts, components, attachments, accessories, accessions, additions, improvements and upgrades now or hereafter to, of or for the Equipment or any of the foregoing.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EVENT OF DEFAULT" means any of the Events of Default described in
Section 7.1 hereof.

      "EXECUTIVE OFFICER" means the President, the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of Borrower elected from time to time.

      "GAAP" means generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which Borrower's independent certified public accountants concur), applied both to classification of items and amounts.

      "GUARANTY(IES)" means the unconditional Guarantees of the due payment and performance of all of the Obligations of Borrower to Lender, executed by each of the Guarantors, in form and substance satisfactory to Lender.

      "GUARANTOR(S)" means the "Guarantor(s)" defined on the Schedule.

      "INDIVIDUAL GUARANTOR" means the "Individual Guarantor" defined on the Schedule.

      "INTEREST RATE" means the "Interest Rate" defined on the Schedule.

      "LAW" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or governmental agency.

      "LEASE" means that certain agreement for the lease of the Equipment as described in the Schedule.

      "LEGAL REQUIREMENTS" means any and all present and future judicial, and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits and certificates, in each case, in any way applicable to Borrower (or the ownership or use of the Collateral or its other assets) and/or the Guarantors, or this transaction.

      "LIEN" means any pledge, lien, mortgage, security interest (including without limitation any conditional sale or other title retention agreement), grant of a leasehold, charge or other encumbrance of any nature whatsoever, and also means the filing of or the agreement to give any financing statement or analogous document under the UCC or analogous law of any jurisdiction.

      "LOAN" has the meaning given to such term in Section 2.1 hereof.

      "LOAN DOCUMENTS" means this Agreement, the Note, the Guaranties, the Insurance Letter, the Environmental Certificate with Representations, Covenants and Warranties, the Environmental Questionnaire and Disclosure Statement and any other agreements, instruments and documents required to be, or which are, executed by Borrower or the Guarantors in connection with this Agreement or the Loan (as the same may from time to time be amended, modified or supplemented).

      "MATURITY DATE" means the "Maturity Date" defined on the Schedule.

      "MCM" means MCM Partners, a Washington general partnership.

      "MERGER AGREEMENT" means the Agreement of Merger and Plan of Reorganization dated as of December 2, 1997 among EqualNet Holding, EQ Acquisition, Netco LLC and Borrower, as amended by Amendment to Agreement of Merger and Plan of Reorganization dated as of December 19, 1997 among EqualNet Holding, EQ Acquisition, Netco LLC, Borrower, Willis Group, MCM and Advantage Fund, Ltd., and Amendment to Agreement of Merger and Plan of Reorganization dated February 12, 1998 pursuant to which, among other things, EQ Acquisition is merging with and into Borrower and not less than $1,500,000 of indebtedness of Netco LLC to Willis Group and MCM (being the Additional Working Capital Loans and the Working Capital Loans defined in the

Merger Agreement) is being cancelled and converted into common stock of Equal Net Holding.

      "NETCO LLC" means Netco Acquisition LLC, a Delaware limited liability company.

      "NOTE" means the promissory note of Borrower executed and delivered by Borrower under this Agreement, in substantially the form annexed hereto as Exhibit A with the blanks appropriately filled in.

      "OBLIGATIONS" means all of the indebtedness, liabilities and obligations of every kind and nature of Borrower to Lender, whether now existing or hereafter arising, whether or not currently contemplated, howsoever arising, including, without limitation, all indebtedness, liabilities and obligations arising under, in connection with or evidenced by this Agreement, the Note, the other Loan Documents, or otherwise.

      "OFFICE", when used in connection with Lender, means its office located at 115 West Century Road, Paramus, New Jersey 07652, or such other office of Lender as may be designated in writing from time to time by Lender to Borrower.

      "OUTSIDE DATE" means the "Outside Date" defined on the Schedule.

      "PERSON" means an individual, corporation, national banking association, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

      "PLAN" means any employee benefit plan which is covered by ERISA and which is maintained by Borrower or, in the case of a plan to which more than one employer contributes, to which Borrower made contributions at any time within the five plan years preceding the date of termination.

      "PREMISES" means the locations listed on Exhibit C annexed hereto.

      "SCHEDULE" means the Schedule annexed to this Agreement and made a part hereof. The Schedule is an integral part of this Agreement. All references to Athis Agreement@, "herein", "herewith", "hereunder" and "hereof" and words of similar import shall for all purposes be deemed to include the Schedule.

      "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated December 2, 1997 between Willis Group and EqualNet Holding, as amended by Amendment to Stock Purchase Agreement dated as of December 19, 1997 between Willis Group and EqualNet Holding, pursuant to which, among other things, Willis Group is purchasing common stock of EqualNet Holding for a cash purchase price of $4,000,000.

      "SWITCH AGREEMENT" means the Switch Agreement dated as of December 2, 1997 among EqualNet Holding, EQ Acquisition and Willis Group, as amended by Amendment to Switch Agreement dated February 12, 1998 among EqualNet Holding, EQ Acquisition and Willis Group, pursuant to which, among other things, Willis Group agrees to sell the Equipment to EQ Acquisition and EQ Acquisition agrees to purchase the Equipment from Willis Group. All of the rights and obligations of EQ Acquisition under the Switch Agreement was assumed by Borrower upon consummation of the Merger Agreement.

      "TERM" means the period beginning on the first payment date following the Disbursement Date and ending on the Maturity Date.

      "UCC" means the Uniform Commercial Code as adopted in the State of Arizona.

      "WILLIS GROUP" means Willis Group, LLC, a Texas limited liability company.

      2.2   GENERAL INTERPRETIVE PRINCIPLES.

      For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

                    (i) any pronoun used shall be deemed to cover both gender forms as well as the neuter form;

                   (ii) all references to the plural shall include the singular, the singular the plural and the part the whole;

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
                  (iii) the word "or" has the inclusive meaning frequently identified by the phrase "and/or";

                   (iv) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

                    (v) the words "herein", "herewith", "hereunder" and "hereof" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

                   (vi) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                  (vii) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                (viii) the term "include" or "including" shall mean, without limitation, by reason of enumeration; and

                  (ix) the term "satisfactory to Lender" or "satisfaction of Lender" or "satisfactory to counsel" or "satisfaction of counsel" or other similar terms means satisfactory to Lender or its counsel in its sole and absolute discretion.

         ARTICLE 3. THE LOAN

      3.1   THE LOAN.

      Subject to the terms and conditions and relying upon the representations and warranties herein set forth, including, without limitation, the fulfillment of each and every condition of lending, Lender agrees to make a Loan to Borrower in the principal amount set forth on the Schedule (the "Loan").

      3.2   USE OF PROCEEDS.

      The proceeds of the Loan shall be used by Borrower solely for the purposes set forth on the Schedule.

      3.3   THE NOTE.

      The obligation of Borrower to repay the Loan and to pay interest thereon shall be evidenced by the Note. The Note shall be dated the Closing Date and shall be executed by Borrower delivered to Lender on the Closing Date.

      3.4   DISBURSEMENT.

      Subject to the conditions set forth herein, Lender shall, on the Disbursement Date, credit, by wire transfer, the amount of the Loan to the account of Borrower or the Person or Persons specified in writing by Borrower.

      3.5   LOAN ACCOUNT.

      Lender shall maintain a loan account on its books in the name of Borrower for the Loan in which will be recorded all payments of principal thereof and all accruals and payments of interest thereon. The entries in the loan account (in the absence of manifest error in the making thereof) shall be conclusive evidence of the outstanding principal thereof and accrued interest thereon from time to time. Lender shall provide Borrower with statements of said account from time to time on request.

      3.6   INTEREST RATES.

            3.6.1 INTEREST PRIOR TO MATURITY. Prior to maturity (whether by acceleration or otherwise) the unpaid principal amount of the Loan shall bear interest at the Interest Rate.

            3.6.2 INTEREST AFTER MATURITY. Commencing with the day after the principal amount of any part of the Loan shall have become due and payable (by acceleration or otherwise), such part of the Loan or the entire Loan (as the case may be) shall bear interest at the daily rate of four percent (4%) per annum above the Interest Rate (the "Default Rate").

            3.6.3 MAXIMUM RATE. Lender

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and Borrower intend the Loan Documents to comply in all respects with all provisions of Law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the "Maximum Rate"), then the Interest Rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been prepayments of the outstanding principal of the Loan and applied to the installments in the inverse order of their maturities.

      3.7   PAYMENTS.

            3.7.1 TIME; PLACE; MANNER. All payments to be made in respect of principal, interest, or other amounts due from Borrower hereunder or under the Note shall become due at 12:00 o'clock noon, New Jersey time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to Lender in lawful money of the United States of America in immediately available funds.

            3.7.2 PAYMENTS OF PRINCIPAL AND INTEREST. The Loan, together with interest thereon shall be repaid by Borrower to Lender in the amounts and on the dates and as otherwise set forth on the Schedule.

            3.7.3 APPLICATION OF PAYMENTS. Each payment under this Agreement and the other Loan Documents shall be applied, first to fees, costs, expenses and charges, if any, owing to Lender, then to interest as may be due hereunder, and the balance of such payment shall be applied to the principal balance of the Loan.

            3.7.4 NET PAYMENTS. All payments hereunder and under the Note shall be made by Borrower to Lender without defense, set-off, claim or counterclaim and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges or withholdings whatsoever imposed, assessed, levied or collected by or for the benefit of any jurisdiction or taxing authority. In addition, Borrower shall pay any and all taxes (stamp or otherwise) payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents and on all payments to be made by Borrower hereunder and under the Note and the other Loan Documents (other than Lender's income taxes) and all taxes payable in connection with or related to the Collateral.

      3.8  PREPAYMENTS.

      The Loan may be prepaid only as set forth on the Schedule.

      3.9   ADMINISTRATIVE COSTS.

      If Borrower shall fail to make any payment of principal or interest within ten (10) days after the same is due, Borrower shall pay a late charge of five percent (5%) of the unpaid amounts, but in no event greater than the maximum rate permitted by law, and such amount shall be payable upon demand. Such payment is not interest for the use of money, but is solely to cover Lender's administrative costs occasioned by such delay.

        ARTICLE 4.   SECURITY

      4.1 SECURITY.

      As security for the full and timely payment and performance of all of the Obligations of Borrower to Lender, Borrower hereby assigns, pledges, transfers and sets over to Lender, and hereby agrees that Lender shall have, and hereby grants to and creates in favor of Lender, a first security interest under the UCC subject to no other Liens, in and to the following, in each case, whether now existing or hereafter arising, now owned or hereafter acquired, wherever located:

            4.1.1 The Equipment;

            4.1.2 All Software, now or hereafter used in, for, with respect to or in connection with the use or operation of the Equipment; including Software that has been licensed by Siemens for Call processing, maintenance and administration and user data base management; and

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
            4.1.3 The Lease and all of the lease, rental and other payments and amounts thereunder and all of Borrowers right, title and interest therein.

            4.1.4 All accessions and additions thereto, substitutions for, and all replacements of, any and all of the foregoing, and all proceeds of the foregoing, cash and non-cash, including insurance proceeds.

      4.2   LENDER HAS RIGHTS AND REMEDIES OF A SECURED PARTY.

      In addition to all rights and remedies given to Lender by this Agreement, Lender shall have all the rights and remedies of a secured party under the UCC.

      4.3   ADDITIONAL PROVISIONS APPLICABLE TO THE COLLATERAL.

      The parties agree that, at all times during the term of this Agreement, the following provisions shall be applicable to the Collateral:

            4.3.1 Borrower covenants and agrees that it will keep accurate and complete books and records concerning the Collateral owned or acquired by it in accordance with GAAP.

            4.3.2 Lender shall have the right to review the books and records of Borrower pertaining to the Collateral and to copy the same and to make excerpts therefrom, all at such reasonable times upon reasonable notice and as often as Lender may reasonably request.

            4.3.3 Borrower shall maintain and keep its principal place of business and its chief executive office at the address set forth at the beginning of this Agreement, and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall maintain and keep its records concerning the Collateral at such address and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall keep all Collateral only at the Premises at which it is presently located. Borrower may not move the Collateral without the prior written consent of Lender.

            4.3.4 Except for Liens granted to Lender hereunder and pursuant to the Lease, Borrower shall not sell, lease, transfer or otherwise dispose of or encumber any of the Collateral.

            4.3.5 Borrower shall cause the Collateral to be maintained and preserved in the same condition, repair and working order as when acquired by Borrower, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to that end.

            4.3.6 Borrower shall not affix or permit the Collateral to become affixed to real estate or to any other goods, and such Collateral shall remain personal property, whether or not so affixed.

      4.4   CERTAIN COVENANTS.

      Borrower covenants and agrees with Lender for the benefit of Lender that:

            4.4.1 Borrower has and will have good and merchantable title to all of its assets, including the Collateral, in each case as from time to time owned or acquired by it, and shall keep the Collateral free and clear of all Liens, other than those granted to Lender and those pursuant to the Lease. Borrower will defend such title against the claims and demands of all Persons whomsoever.

            4.4.2 Borrower will faithfully preserve and protect Lender's Liens in the Collateral and will, at its own cost and expense, cause said Liens to be perfected and continued perfected, and for such purpose Borrower will from time to time at the request of Lender and at the expense of Borrower, make, execute, acknowledge and deliver, and file or record, or cause to be filed or recorded, in the proper filing places, all such instruments, documents and notices, including without limitation financing statements and continuation statements, as Lender may deem necessary or advisable from time to time in order to perfect and continue perfected said security interest. Borrower will do all such other acts and things and make, execute, acknowledge and deliver all such other instruments and documents, including without limitation further

                                      -6-
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security agreements, pledges, endorsements, assignments and notices, as Lender may deem necessary or advisable from time to time in order to perfect and preserve the priority of said Liens as a first and only Lien on and security interest in the Collateral prior to the rights of all other Persons therein or thereto.

            4.4.3 Borrower will not, without the prior written consent of Lender, (i) borrow or permit any Person to borrow against the Collateral other than the Loan to Borrower from Lender pursuant to this Agreement; (ii) create, incur, assume or suffer to exist any Lien with respect to any of the Collateral except as provided herein or pursuant to the Lease; (iii)
 permit any levy or attachment to be made against any of the Collateral except any levy or attachment relating to this Agreement; or (iv) permit any financing statement to be on file with respect to any of the Collateral, except financing statements in favor of Lender.

            4.4.4 Risk of loss of, damage to or destruction of the Collateral is and shall remain upon Borrower. Borrower will insure the Collateral as provided in Section 6.3 of this Agreement. If Borrower fails to effect and keep in full force and effect such insurance or fails to pay the premiums thereon when due, Lender may do so for the account of Borrower and add the cost thereof to the Obligations and the same shall be payable to Lender on demand. Borrower hereby assigns and sets over unto Lender for the benefit of Lender all moneys which may become payable on account of such insurance, including without limitation any return of unearned premiums which may be due upon cancellation of any such insurance, and directs the insurers to pay Lender any amount so due. Lender, its officers, employees and authorized agents and its successors and assigns, are hereby appointed attorneys-in-fact of Borrower, for the purpose of endorsing any draft or check which may be payable to Borrower in order to collect the proceeds of such insurance or any return of unearned premiums. Such appointment is irrevocable and coupled with an interest. The proceeds of insurance shall be applied to reduction of the Obligations in the manner set forth in Section 2.7.3 or, in Lender's sole discretion, to the repair or replacement of the Collateral, or any part thereof, in which case Lender may impose such conditions on the disbursement of the proceeds as Lender in its sole discretion deems appropriate.

            4.4.5 Upon the occurrence and during the continuation or existence of any Event of Default, Borrower shall promptly upon demand by Lender assemble the Collateral and make it available to Lender at the place or places to be designated by Lender. The right of Lender to have the Collateral assembled and made available to it is of the essence of this Agreement and Lender may, at its election, enforce such right in equity for specific performance.

            4.4.6 Lender shall have no duty as to the collection or protection of the Collateral or any part thereof or any income thereon, or as to the preservation of any rights pertaining thereto, beyond exercising reasonable care in the custody of any Collateral actually in the possession of Lender. Lender shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in its possession if it takes such action for that purpose as Borrower shall request in writing, provided that such requested action shall not, in the judgment of Lender, impair Lender's security interest in the Collateral or its rights in, or the value of, the Collateral, and provided further that such written request is received by Lender in sufficient time to permit it to take the requested action.

  ARTICLE 5.  CONDITIONS OF CLOSING

      The obligation of Lender to make the Loan hereunder is subject to the accuracy, as of the date hereof and the Disbursement Date, of the representations and warranties herein contained, to the performance by Borrower of its obligations to be performed hereunder on or before such Disbursement Date and to the fulfillment (to the satisfaction of Lender and its counsel) of the following further conditions. If all conditions contained herein are not so satisfied by the Outside Date, Lender shall have no obligation whatsoever to make the Loan and shall have no liability for its refusal to do so.

      5.1 REPRESENTATIONS AND WARRANTIES.

      The representations and warranties contained in Article 5 hereof shall be true on the

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Closing Date and on and as of the Disbursement Date with the same effect as if made on and as of such date.

      5.2   CORPORATE ACTION.

      On the Closing Date, Borrower shall deliver to Lender a certificate in form and substance satisfactory to Lender, dated the Closing Date, signed by a duly authorized officer of Borrower and the Corporate Guarantors, as the case may be, certifying as to (a) true copies of the Constituent Documents of Borrower and the Corporate Guarantors, all as in effect on such date, (b) true copies of all action taken by Borrower and the Corporate Guarantors relative to this Agreement, the Note and the other Loan Documents, and (c) the names, true signatures and incumbency of the officer or officers of Borrower and the Corporate Guarantors authorized to execute and deliver this Agreement, the Note and the other Loan Documents on behalf of Borrower and the Corporate Guarantors (and Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to Lender). Borrower shall also deliver to Lender good standing certificates for Borrower and the Corporate Guarantors issued by the Secretary of State of its State of incorporation and each state listed in the Schedule.

      5.3   OPINION OF COUNSEL.

      On the Closing Date, Lender shall have received a favorable written opinion of counsel for Borrower and the Guarantors, dated the Closing Date and in form and substance satisfactory to Lender and its counsel, Winick & Rich, P.C.

      5.4   NO CHANGE OF LAW OR FACTS.

      No change shall have occurred after the date of execution and delivery of this Agreement in applicable Law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the opinion of Lender or its counsel, would make it illegal for Lender to acquire the Note, make the Loan, or otherwise to participate in the Loan, nor shall any facts come to the attention of Lender, concerning Borrower, its business or financial condition which, in the opinion of Lender would increase the risk to Lender of repayment of the Loan by Borrower.

      5.5   DOCUMENTS.

      The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall be in form and substance satisfactory to Lender and its counsel and shall be in full force and effect on the Closing Date and on the Disbursement Date, and an executed counterpart of each thereof shall have been delivered to Lender and its counsel:

            5.5.1  this Agreement;

            5.5.2  the Note;

            5.5.3  the Guaranties;

            5.5.4 insurance certificates or policies of insurance evidencing the coverages required by Section 6.3 hereof;

            5.5.5 an agreement with respect to certain environmental matters (the"Environmental Certificate with Representations, Covenants and Warranties") and a questionnaire and disclosure statement with respect to such environmental matters (the "Environmental Questionnaire and Disclosure Statement");

            5.5.6 the Schedule, whose terms and conditions are incorporated in this Agreement as if fully stated in this Agreement; and

            5.5.7  other Loan Documents, if any.

      5.6   COLLATERAL.

      Borrower shall provide to Lender a complete description of the Collateral, together with evidence, in form and substance satisfactory to Lender in its sole discretion, that Borrower owns legal title to the Collateral, free and clear of all Liens, except for Liens held by Lender.

      5.7   FINANCING STATEMENTS.

      On the Closing Date, UCC financing statements covering the security interest created by this Agreement in the Collateral shall have been duly filed in the office of the Secretary of State of each State where the Collateral is located and in all other places as, in the opinion of Lender, or its counsel, are necessary or desirable to perfect such Liens, and Lender shall have been granted a perfected first and only Lien covering the Collateral.

      5.8   LICENSES AND PERMITS.

      All appropriate action shall have been taken prior to the Closing Date in order to permit consummation of the transactions contemplated herein and hereby and enforcement of all of the terms hereof and thereof, and all licenses, permits, waivers, exemptions, authorizations and approvals required (or, in the opinion of Lender or its counsel, advisable) to be in effect on the Closing Date shall have been issued and shall be in full force and effect on such date, and copies thereof shall have been delivered to Lender.

      5.9   ADDITIONAL CONDITIONS.

            5.9.1 Lender shall have received all other agreements, instruments, financing statements, certificates, waivers, searches, releases, terminations, reports, confirmations, corporate or other action, opinion letters, copies of acquisition documents, copies of all leases, evidence of delivery and acceptance of the Collateral, evidence of performance of work, evidence of payment of obligations, agreements with suppliers and contractors, evidence of ownership of the Collateral and other documents as Lender or its counsel shall have requested (each in form and substance satisfactory to Lender and its counsel), including, without limitation, certificates of incorporation and by-laws, UCC-1 financing statements, lien waivers, credit references, consents, approvals, authorization to date documents, casualty and liability insurance policies and endorsements related to such insurance, satisfactory environmental audits and other environmental information and certificates, appraisals, surveys and financial statements and other financial information.

            5.9.2 Lender shall have completed its environmental due diligence.

            5.9.3 After giving effect to the Loan, there shall be no Default or Event of Default hereunder or under the other Loan Documents.

            5.9.4 All legal matters incident to the Loan shall be satisfactory to Lender and its counsel.

            5.9.5 All additional conditions set forth on the Schedule shall have been satisfied, true and in full force and effect.


ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants to Lender that:

      6.1 ORGANIZATION AND QUALIFICATION.

      Borrower is duly organized, validly existing and in good standing as a corporation under the Laws of the State set forth on the Schedule with full power and authority to own its properties and to transact its business as now transacted and as contemplated to be transacted. Borrower is qualified and in good standing to transact business in each jurisdiction set forth on the Schedule, which are all of the jurisdictions where the ownership of its properties or the transaction of its business requires such qualification. Each Corporate Guarantor is duly organized, validly existing and in good standing as a corporation under the Laws of the State set forth on the Schedule with full power and authority to own its properties and to transact its business as now transacted and as contemplated to be transacted. Each Corporate Guarantor is qualified and in good standing to transact business in each State set forth on the Schedule, and in all other jurisdictions where the ownership of its properties or the transaction of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on that business or operations thereof.

      6.2   AUTHORITY AND AUTHORIZATION.

      Borrower has full power and authority to execute, deliver and carry out the provisions of this Agreement, the Note and the other Loan Documents to which it is a party, to borrow hereunder and under the other Loan Documents and to create the Liens provided for herein, and to perform its obligations hereunder and thereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part. Each Corporate Guarantor has full power and authority to execute, deliver and carry out the provisions of its Guaranty and the other Loan Documents to which it is a party and to perform its obligations thereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part.

      6.3   EXECUTION AND BINDING EFFECT.

      This Agreement, the Note and the other Loan Documents to which Borrower is a party have been duly and validly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their respective terms. The Guaranties and the other Loan Documents to which the Guarantors are parties have been duly and validly executed and delivered by the Guarantors and each constitutes the legal, valid and binding obligation of the Guarantor executing the same, enforceable in accordance with their respective terms.

      6.4   AUTHORIZATIONS AND FILINGS.

      Except for the filing of UCC financing statements, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental authority is or will be necessary or advisable in connection with the execution and delivery of this Agreement, the Note, the Guaranties, the other Loan Documents or the consummation by Borrower and the Guarantors of the transactions herein and therein contemplated, or performance by Borrower and the Guarantors of or compliance by Borrower and the Guarantors with, the terms and conditions hereof or thereof.

      6.5   ABSENCE OF CONFLICTS.

      Neither the execution and delivery of this Agreement, the Note, the Guaranties or the other Loan Documents, nor consummation of the transactions herein or therein contemplated nor performance of, or compliance with the terms and conditions hereof or thereof will (a) result in any violation or breach of
(i) the provisions of Borrower's or the Corporate Guarantors' Constituent Documents, or (ii) any Law, or the order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any Guarantor, or any of their respective properties, or (iii) any agreement, bond, note, instrument or indenture to which Borrower or any Guarantor is a party or pursuant to which any of their respective properties are affected, or (b) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired) of Borrower or any Guarantor, except for the Lien created by this Agreement.

      6.6   FINANCIAL STATEMENTS.

      Borrower and the Corporate Guarantors have heretofore furnished to Lender certain financial statements and related financial information ("Financial Statements"). Such Financial Statements (including the notes thereto) present fairly the financial condition of Borrower and the Corporate Guarantors as of the dates of the balance sheets contained therein, and the results of their consolidated operations for the periods then ended, all in conformity with GAAP on a basis consistent with that of Financial Statements for corresponding prior periods. Except as disclosed therein, neither Borrower nor any Corporate Guarantor has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

      6.7   NO DEFAULTS.

      There is no Default under the Loan Documents.

      6.8   LITIGATION.

      Except as set forth in the Schedule, there is no pending or threatened claim or proceeding by or before any court or governmental agency against or affecting Borrower or any Guarantor which, if adversely decided would have a material adverse effect on the business, operations or financial condition of Borrower or any Guarantor or on the ability of Borrower or any Guarantor to perform their respective obligations under this Agreement, the Note or the other Loan Documents or on the Collateral.

      6.9   TITLE TO COLLATERAL.

      Borrower has good title to all of its assets, including, without limitation, the Collateral and all assets reflected in the most recent balance sheet referred to in Section 5.6 hereof, free and clear of all Liens covering the Collateral, other than the Liens granted hereunder to Lender covering the Collateral, which are and will at all times be perfected first Liens covering the Collateral and other than the interest pursuant to the Lease (such other interest in the Collateral pursuant to the Lease being subject and subordinate to the liens and interests granted to Lender hereunder).

      6.10  TAXES.

      All tax returns required to be filed by Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid.

      6.11  FINANCIAL ACCOUNTING PRACTICES.

      Borrower makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect Borrower's transactions and dispositions of its assets.

      6.12  POWER TO CARRY ON BUSINESS.

      Borrower and the Corporate Guarantors have all requisite power and authority to own and operate their respective properties and to carry on their businesses as now conducted and as presently planned to be conducted.

      6.13  NO MATERIAL ADVERSE CHANGE.

      Since December 31, 1997 there has been no material adverse change in the business, operations or financial condition of Borrower or any Guarantor.

      6.14  COMPLIANCE WITH LAWS.

      Neither Borrower nor any Guarantor is in violation of any Law, except for violations which in the aggregate do not have a material adverse effect on the business, operations or financial condition of Borrower or any Guarantor or on the Collateral.

      6.15  COMPLIANCE WITH AGREEMENTS.

      Neither Borrower nor any Guarantor is in default under any agreement, bond, note, indenture or contract, except for defaults which in the aggregate do not have a material adverse effect on the business, operation or financial condition of Borrower or any Guarantor or on the Collateral.

      6.16   BANKRUPTCY.

      Neither Borrower nor the Guarantors have made or contemplate an assignment for the benefit of creditors. No application or petition has been filed for the appointment of a custodian, trustee, receiver or agent to take possession of the Collateral, or to take possession of any of the other properties or assets of Borrower or the Guarantors. Borrower and the Guarantors are generally paying their respective debts as such debts become due. Neither Borrower nor the Guarantors are "insolvent" as that term is defined in Section 101(26) of the "Bankruptcy Code" (Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.) or would be insolvent after giving effect to the Loan and the transactions contemplated by the Loan Documents. Neither Borrower nor the Guarantors have filed a petition with the Bankruptcy Court under the Bankruptcy Code, or commenced any proceeding relating to Borrower or the Guarantors under any bankruptcy or reorganization statute or under any arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction. No petition or application of the type described above has been filed or commenced against Borrower or the Guarantors, in which (i) Borrower or either Guarantor, by any act, has indicated or intends to indicate its approval thereof, consent thereto, or acquiescence therein; (ii) an order has been or is expected to be entered appointing any such custodian, trustee, receiver or agent, adjudicating Borrower or Guarantors bankrupt or insolvent, or approving such petition or application in any such proceeding; (iii) the Bankruptcy Court has ordered or is expected to order relief against Borrower or Guarantors under the Bankruptcy Code; or (iv) such petition or application was not dismissed within ninety (90) days of such filing or commencement.

      6.17  ACCURATE AND COMPLETE DISCLOSURE.

      No representation or warranty made by

Borrower in this Agreement and no statement made by Borrower or any Guarantor in the Financial Statements furnished pursuant to Section 5.6 hereof or otherwise, or any certificate, report, exhibit or document furnished by Borrower or any Guarantor to Lender pursuant to or in connection with this Agreement or the Loan is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).

      6.18  REGULATIONS G AND U.

      Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock", as such term is used in Regulations G or U promulgated by the Board of Governors of the Federal Reserve System as amended from time to time. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any "margin stock".
Borrower does not own any "margin stock".

      6.19  PERFECTION.

      Except for the filings under Article 9 of the UCC specified in Section 4.7 hereof (and continuation statements at periodic intervals), no further filing or recording is necessary under the UCC or under any other Laws of any jurisdiction, in order to perfect in all applicable jurisdictions the Liens of Lender in the Collateral. Upon such filings, Lender will be granted a perfected first Lien covering the Collateral. There are no other Liens covering the Collateral.

      6.20  PLACE OF BUSINESS.

      Both the place of business (or chief executive office if there is more than one place of business) of Borrower and the place where it keeps its corporate records concerning the Collateral and all of its interest in, to and under this Agreement are located at the address set forth at the beginning of this Agreement.

      6.21  LOCATION OF COLLATERAL.

      For all purposes, including, without limitation, perfection of security interests therein under Article 9 of the UCC, the Collateral is deemed located and at all times shall be located at the Premises and shall not be moved from the Premises at which it is presently located.

      6.22 NAME CHANGES, MERGERS, ACQUISITIONS. Except in connection with the Merger and the Switch Acquisition, Borrower has not within the six-year period immediately preceding the Closing Date, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

      6.23  MERGER; SWITCH ACQUISITION.

      Borrower has heretofore delivered to Lender, true and correct copies of the Merger Agreement and the Switch Agreement. Borrower has, prior to the execution and delivery of this Agreement and the making of the Loan, consummated the Merger pursuant to the Merger Agreement. Borrower has, concurrently with the execution and delivery of this Agreement and the making of the Loan, consummated the Switch Acquisition pursuant to the Switch Agreement. Borrower has acquired, by virtue of the consummation of the Switch Acquisition and the Merger, and now has, valid, legal and marketable title to all of the Equipment and valid, legal and marketable title or the right to use while any of the Obligations are outstanding, all software, computer programs, discs, tapes, tape files, licenses, license agreements (including, without limitation, the Software Product License from Siemens Stromberg-Carlson) (the ALicense Agreement@), copyrights, general intangibles, trademarks, consents, approvals and authorizations and other intellectual property used in, for, with respect to or in connection with the operation of the Equipment (collectively, the ASoftware@). There is no other Software necessary for the normal and proper use and operation of the Equipment. The License Agreement has been assigned to and assumed by Borrower and Borrower possesses all rights to use and possess the Software covered by the License Agreement. The License Agreement is assignable without the consent of the licensor under the License Agreement and is in full force and effect.

      6.24 CONDITION OF COLLATERAL.

      Borrower acknowledges that the proceeds of this loan are to be used to acquire the Equipment and some or all of the other Collateral and the Loan is for all purposes classified as purchase money financing. Prior to consummation of the Switch Agreement Borrower examined, inspected and tested the Equipment and other Collateral which is the subject thereof, and all such Equipment and other Collateral is in good working order and repair as of the date hereof.

        ARTICLE 7.  COVENANTS

      Borrower covenants that from and after the date hereof and until payment in full of the Note and interest thereon and all other amounts due from Borrower hereunder or under the Note or the other Loan Documents, unless Lender shall otherwise consent in writing:

      7.1   REPORTING AND INFORMATION REQUIREMENTS.

            7.1.1 ANNUAL FINANCIAL STATEMENTS. As soon as practicable, and in any event within one hundred (100) days after the close of each fiscal year of Borrower and the Corporate Guarantors, Borrower and the Corporate Guarantors shall furnish to Lender their consolidated annual audit reports for such year for Borrower and the Corporate Guarantors, including audited statements of income, retained earnings and statements of cash flow of Borrower and the Corporate Guarantors for such fiscal year and audited balance sheets of Borrower and the Corporate Guarantors as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year where such presentation is appropriate under GAAP, certified without qualification by independent certified public accountants of recognized standing selected by Borrower and the Corporate Guarantors and satisfactory to Lender, together with (or included in such certification) a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as they considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of Borrower and the Corporate Guarantors as of the end of such fiscal year and the results of their operations and the changes in their financial position for the fiscal year then ended, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur).

            7.1.2 QUARTERLY FINANCIAL STATEMENTS. Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, Borrower and the Corporate Guarantors shall furnish to Lender a copy of their consolidated interim financial statements of the type described in Section 6.1.1 above (but without duplication of notes to the financial statements appearing in the most recent annual audit report), certified by an Executive Officer of Borrower and the Corporate Guarantors or if Borrower or the Corporate Guarantors chooses, audited, as set forth in Section 6.1.1 above, and certified by an Executive Officer of Borrower.

            7.1.3 FURTHER REQUESTS. Borrower will promptly furnish to Lender such other information (financial or otherwise) concerning Borrower, its assets, the Collateral or the Guarantors, in such form as Lender may reasonably request.

            7.1.4 COMPLIANCE CERTIFICATES. At the same time Borrower delivers the financial statements required under the provisions of Sections 6.1.1 and 6.1.2, Borrower shall furnish to Lender a certificate of an Executive Officer to the effect that no Default or Event of Default exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

            7.1.5 GUARANTOR FINANCIAL STATEMENTS. The Borrower shall cause the Individual Guarantor to furnish to Lender all financial statements and other information as is required to be delivered pursuant to his Guaranty.

            7.1.6 NOTICE OF EVENT OF DEFAULT. Promptly upon becoming aware of any Default or Event of Default, Borrower shall give Lender notice thereof, together with a written statement of a Chief Executive Officer of Borrower setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by Borrower.

            7.1.7 NOTICE OF MATERIAL ADVERSE CHANGE. Promptly upon becoming aware thereof,

Borrower shall give Lender written notice about any material adverse change in the business, operations or financial condition of Borrower or any Guarantor or on the Collateral or on the ability of Borrower or any Guarantor to perform their obligations under this Agreement, the Note or the other Loan Documents.

            7.1.8 NOTICE OF MATERIAL PROCEEDINGS. Promptly upon becoming aware thereof Borrower shall give Lender written notice of the commencement, existence or threat of any proceeding by or before any court or administrative agency against or affecting Borrower, any Guarantor or the Collateral which, if adversely decided, would have a material adverse effect on the business, operations or financial condition of Borrower or any Guarantor or on the ability of Borrower or any Guarantor to perform its obligations under this Agreement, the Note, the other Loan Documents or on the Collateral.

            7.1.9 VISITATION. Borrower shall permit such persons as Lender may designate to visit and inspect the Collateral and to examine the books and records of Borrower and take copies and extracts therefrom, and to discuss its affairs with officers of Borrower and its independent accountants, at such reasonable times and as often as Lender may reasonably request.

            7.1.10 OTHER DELIVERIES. Promptly upon their becoming available, Borrower shall furnish to Lender, copies of all registration statements and any amendments and supplements thereto and any regular and periodic reports filed by Borrower or the Corporate Guarantors with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said commissions and all letters of comment or correspondence sent to Borrower or the Corporate Guarantors from such exchanges or to such exchanges from Borrower or the Corporate Guarantors.

      7.2   PRESERVATION OF EXISTENCE AND FRANCHISES.

            7.2.1 Neither Borrower nor the Corporate Guarantors shall enter into any merger in which it is not the survivor, reorganization or consolidation, or wind up, liquidate or dissolve, nor agree to do any of the foregoing without the prior written consent of Lender. The Borrower shall not amend, modify or extend the Lease without the prior written consent of Lender.

            7.2.2 Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location of the properties owned or leased by it or the conduct of its business. Each Corporate Guarantor will qualify to do business and will remain in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location of the properties owned or leased by it or the conduct of its business.

            7.2.3 Borrower shall do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, licenses, rights and privileges necessary or appropriate for the conducting of its business as now and hereafter conducted. Borrower shall not change its name. Borrower shall continue to engage in the same kind of business and shall not make any material change in its business or in the nature of its operations or engage in any unrelated line of business. Each Corporate Guarantor shall do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, licenses, rights and privileges necessary or appropriate for the conducting of its business as now and hereafter conducted. No Corporate Guarantor shall change its name without thirty (30) days prior written notice to Lender. Each Corporate Guarantor shall continue to engage in the same kind of business and shall not make any material change in its business or in the nature of its operations or engage in any unrelated line of business.

            7.2.4 Borrower will comply with all Laws relative to the conduct of its business or the location of the properties owned or leased by it, the non-compliance with which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower, as contemplated hereby, or the ability of Borrower to perform its Obligations under this Agreement, the Note or the other Loan Documents and will obtain or cause to be obtained as promptly as possible any permit, license, consent, privilege or approval of any governmental authority and make any filing or registration therewith which at the time shall be required with respect to the performance of its Obligations under this Agreement, the Note or the other Loan Documents or for the operation of its business as presently conducted or as contemplated by it. Each Corporate Guarantor will comply with all Laws relative to the conduct of its business or the location of the properties owned or leased by it, the non-compliance with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Corporate Guarantors, as contemplated hereby, or the ability of the Corporate Guarantors to perform their Obligations under their Guaranties or the other Loan Documents and will obtain or cause to be obtained as promptly as possible any permit, license, consent, privilege or approval of any governmental authority and make any filing or registration therewith which at the time shall be required with respect to the performance of its Obligations under this Agreement, the Guaranties or the other Loan Documents or for the operation of their business as presently conducted or as contemplated by them.

            7.2.5 Borrower shall not except as provided herein or pursuant to the Lease convey, assign, sell, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant options with respect to, lease or otherwise dispose of all or any part of any legal or beneficial interest in any part or all of the Collateral or any interest therein. The Corporate Guarantors shall not, directly or indirectly sell, assign, lease or otherwise dispose of or permit the sale, assignment or other disposition of any legal or beneficial interest in the stock or other ownership interest in the Borrower or the Collateral. Borrower shall not convey, assign, transfer or otherwise dispose of a material portion of its assets (other than the Collateral, the prohibition on transfer of which is governed by the first sentence of this subparagraph 6.2.5 above). EqualNet Holding will at all times following the Merger own and continue to own directly all legal and beneficial equity ownership interest in Borrower.

      7.3   INSURANCE.

      Borrower shall, at its own expense, maintain and deliver evidence to Lender of such insurance required by Lender, written by insurers and in amounts satisfactory to Lender.

      7.4   MAINTENANCE OF PROPERTIES.

      Borrower shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it, including the Collateral, and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

      7.5   PAYMENT OF TAXES AND OTHER POTENTIAL CHARGES.

      Borrower shall pay or discharge

            7.5.1 all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties, including the Collateral, or income (including such as may arise under ERISA or any similar provision of law), on or prior to the date on which penalties attach thereto (including, without limitation, any and all sales, use or other taxes due or which may become due pursuant to or as a result of consummation of the transactions contemplated by the Switch Agreement); and

            7.5.2 all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property, on or prior to the date when due;

PROVIDED, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as (i) the validity thereof is contested in good faith and by appropriate proceedings diligently pursued, (ii) in Lender's sole judgment there is no reasonably foreseeable risk of forfeiture of the Collateral, and (iii) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and so long as such failure to pay or discharge does not have a material adverse effect on the business, operations or financial condition of Borrower or the Collateral.

      7.6   FINANCIAL ACCOUNTING PRACTICES.

      Borrower shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its business, including all transactions and dispositions of its assets, all prepared in accordance with GAAP. Lender and/or its agents shall have the right to review the books and records of Borrower and to photocopy the same and to make excerpts therefrom, at all reasonable times and upon reasonable notice and as often as Lender may reasonably request.

      7.7   COMPLIANCE WITH LAWS.

      Borrower shall comply with all applicable Laws in all respects, provided, that Borrower shall not be deemed to be in violation of this Section 6.7 as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would not materially affect the business or operations of Borrower or the ability of Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents or the Collateral.

      7.8   MATERIAL OBLIGATIONS.

      Borrower shall pay and satisfy, when due, all material liabilities and obligations, including, without limitation, all obligations under all leases (real or personal property) to which it is a party.

      7.9   MAINTENANCE OF COLLATERAL.

      Borrower will maintain and preserve the Collateral in good condition, repair and working order, promptly repairing, replacing or rebuilding any part of the Collateral which may be destroyed by any casualty, or become damaged, worn or dilapidated.

      7.10  MAINTENANCE OF PRINCIPAL PLACE OF BUSINESS.

      Borrower shall maintain and keep its principal place of business and chief executive office at the address set forth at the beginning of this Agreement, and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall maintain and keep its records at such address and at no other location without giving Lender at least thirty (30) days prior written notice of any move.

      7.11  AMENDMENT TO CONSTITUENT DOCUMENTS.

      Borrower shall not amend or modify any of its Constituent Documents.

      7.12  NAMES.

      Borrower shall not use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth on the Schedule;

      7.13  PREPAYMENT.

      Borrower shall not prepay any indebtedness, other than trade payables or the Obligations.

      7.14  MARGIN SECURITY.

      Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

      7.15  SATISFACTION OF CERTAIN OBLIGATIONS.

      In the event Borrower fails to make any payment or do any act as herein provided (including, but not limited to, maintaining any insurance required to be maintained under the Loan Documents or paying all taxes in accordance with the terms hereof) or there shall be a claim or Lien asserted or filed against the Collateral, Lender may, but shall not be obligated to (and without releasing Borrower from any obligation hereunder), make all such payments and perform all such acts or otherwise satisfy such obligations. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by Lender on account thereof, shall bear interest at the Default Rate, shall be payable on demand by Borrower to Lender, and shall be additional Obligations hereunder secured by the Collateral.

      7.16  GUARANTEES AND CONTINGENT LIABILITIES.

      Borrower shall not directly or indirectly assume, guarantee, endorse, become or remain directly or contingently liable upon or with respect to any obligations or liability of any other Person or entity other than in connection with the endorsement or deposit of checks in the ordinary course of business.

      7.17  DISTRIBUTIONS, DIVIDENDS.

      Borrower shall not declare or pay any dividends or make any distributions of any kind or make any other similar payments or set aside any sum for any such purpose, except that Borrower may declare and make dividends payable solely in shares of its common stock.

      7.18  REDEMPTIONS.

      Borrower shall not purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of Borrower, now or hereafter existing, or set apart any sum for such purposes.

      7.19  STOCK ISSUANCE.

      Borrower shall not issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of Borrower.

      7.20  INVESTMENTS, LOANS, ADVANCES.

      Borrower shall not directly or indirectly make or have outstanding at any time any investments in or loans to any other Person (including any subsidiary), whether by way of advance, loan, guaranty, extension of credit, capital contribution, purchase of stock, notes, bonds or other securities or evidence of indebtedness, or acquisition of limited or general partnership or other interests.

      7.21  TRANSACTIONS WITH AFFILIATES.

      Borrower shall not, and shall not permit any of its subsidiaries or Guarantors, to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any affiliate, except for those transactions described in the Proxy Statement in the ordinary course of business on terms that are no less favorable than those which might be obtained at the time in a comparable arm's length transaction with any Person who is not an affiliate.

      7.22 FURTHER ASSURANCES.

      Borrower shall cause to be done, executed, acknowledged and delivered all and every such further act, conveyance and assurance as Lender shall require for accomplishing the purposes of this Agreement, the Note and the other Loan Documents. Borrower will defend and protect its title with respect to the Collateral and will indemnify Lender with respect thereto. Any payment in respect of such indemnity shall be made directly to Lender on demand in immediately available funds. Forthwith after notice from Lender, Borrower shall promptly, without further consideration, execute, acknowledge and deliver such further instruments and documents and will take such other actions as Lender may deem necessary or advisable from time to time to ensure the enforceability or priority of the Liens granted hereby, or otherwise to confirm and carry out the intent and purpose of this Agreement.

 ARTICLE 8.   DEFAULTS AND REMEDIES

      8.1 EVENTS OF DEFAULT.

      The occurrence of one or more of the following described events is an Event of Default:

            8.1.1 Borrower fails to make any payment of principal of or interest on the Note, within ten (10) days after such payment is or shall become due; or

            8.1.2 Borrower fails to perform or observe any of its covenants or agreements contained herein or in any other Loan Documents which cannot be cured; or

            8.1.3 Borrower fails to perform or observe any other covenant or agreement to be performed or observed by it hereunder or under the other Loan Documents and such failure continues unremedied for a period of fifteen (15) days after such failure; or

            8.1.4 Borrower voluntarily creates, suffers to exist, incurs or assumes any Lien, security interest, charge or encumbrance on, or with respect to, any part of or all the Collateral (other than Liens permitted under this Agreement), or the Liens held by Lender in and to the Collateral shall cease to be the first perfected Lien in and to the Collateral; or

            8.1.5 Borrower sells, assigns, leases (other than the Lease), or otherwise disposes of or relinquishes possession of, any Collateral; or

            8.1.6 any representation or warranty made by Borrower or a Guarantor herein or in any other Loan Document or in any document or certificate furnished by Borrower to Lender in connection herewith or therewith at any time proves to have been incorrect in any material respect when made; or

            8.1.7 this Agreement or any Loan Document at any time for any reason ceases to be in full force and effect or is declared by a court or governmental agency of competent jurisdiction to be null and void; or

            8.1.8 Borrower breaches or defaults under the terms of any agreement, instrument or document with or for the benefit of Lender which is not a Loan Document or under any other loan, credit facility or other financial accommodation made by Lender to Borrower, including, without limitation, all promissory notes, guarantees, equipment leases, security agreements and deeds of trust; or

            8.1.9 Borrower or any Guarantor is indicted or threatened with indictment by a governmental authority under any criminal statute or there is commenced against Borrower or any Guarantor a criminal or civil proceeding pursuant to which the proceedings, penalties or remedies sought or available include forfeiture of any of the Collateral or a material portion of the assets of Borrower or any Guarantor; or

            8.1.10 any Guarantor fails to perform or observe any of its covenants or agreements contained in the Guaranties or any other Loan Documents to which they are a party which cannot be cured; or

            8.1.11 any Guarantor fails to perform or observe any other covenant or agreement to be performed or observed by it under the Loan Documents to which they are a party and such failure continues unremedied for a period of fifteen
(15) days after such failure; or

            8.1.12 any Guarantor breaches or defaults under the terms of any agreement, instrument or document with or for the benefit of Lender which is not a Loan Document or under any other loan, credit facility or other financial accommodation made by Lender to any or all of the Guarantors, including, without limitation, all promissory notes, guarantees, equipment leases, security agreements, mortgages and deeds of trust; or

            8.1.13 there is a material adverse change in the business, operations or financial condition of Borrower or any Guarantor or in the Collateral; or

            8.1.14 a proceeding is instituted seeking a decree or order for relief in respect of Borrower or any Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or any Guarantor, or for any substantial part of its properties or for the dissolution, winding-up or liquidation of its affairs or any substantial part of any of its properties and such proceeding remains undismissed or unstayed for a period of sixty (60) consecutive days or such court enters a decree or order granting the relief sought in such proceeding; or

            8.1.15 Borrower or any Guarantor voluntarily suspends transaction of its business, commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or any Guarantor for any substantial part of any of its properties, or makes a general assignment for the benefit of creditors, or takes any action in furtherance of any of the foregoing; or

            8.1.16 there shall be a judgment or judgments against Borrower or any Guarantor for any amount in excess of $75,000 in the aggregate, which shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more; or

            8.1.17 Borrower shall have conveyed, sold, assigned, encumbered or otherwise transferred all or substantially all of its assets (or any interest therein) (other than pursuant to the Lease) or any stock of Borrower is sold, conveyed, transferred or encumbered; or

            8.1.18 Borrower fails to perform or observe any of its covenants or agreements contained in Section 6.3 hereof or in the letter regarding insurance requirements delivered by Borrower in connection with the Loan or the Loan Documents (the "Insurance Letter") or any such insurance shall at any time cease to be in full force and effect; or

            8.1.19 Borrower ceases to operate its business at any of the Premises without the prior consent of Lender; or

            8.1.20 the Letter of Credit shall at any time cease to be in full force and effect or is terminated; or

            8.1.21 Borrower shall default under or breach any term contained in any loan agreement, promissory note, equipment lease, security document or other agreement or evidence of indebtedness with any other lender, lessor or provider of credit which relate to, or evidence, indebtedness for borrowed money or capitalized lease obligations which on the date of default is in the principal amount of not less than $100,000 or Borrower shall otherwise default in the payment of such indebtedness.

            8.1.22 Borrower shall fail to provide Lender with satisfactory evidence that any and all sales, use and other similar taxes due pursuant to or as a result of the consummation of the transaction contemplated by the Switch Agreement have been fully paid within forty-five (45) days after the date hereof or, if later, the date when due.

            8.1.23 Any Corporate Guarantor breaches or defaults (which default is not cured within any applicable cure period, if any) under the terms of any agreement, instrument or document which such Corporate Guarantor has for any loan, credit facility or other financial accommodation now or hereinafter entered into with any other lender or other Person which on the date of breach or default is in the principal amount of not less than $250,000.

            8.1.24 There shall occur any default or event of default under the Lease (which is not cured within any applicable cure period, if any).

      8.2   CONSEQUENCES OF EVENT OF DEFAULT.

            8.2.1 If an Event of Default occurs, Lender may, by notice to Borrower, declare the unpaid principal amount of the Note and interest accrued thereon and all other Obligations and liabilities of Borrower hereunder or under the Note or the Loan Documents to be immediately due and payable and the same shall thereupon become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

            8.2.2 In addition, if an Event of Default occurs, Lender shall have all rights and remedies granted herein and in the other Loan Documents and all rights or remedies available at law (including, without limitation, the UCC) or equity, whether as a secured party or otherwise (including specifically those granted by the Uniform Commercial Code as in effect in the jurisdiction or jurisdictions where the Collateral is located) and, except as limited by Law, all remedies of Lender (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower or against all or any portion of the Collateral, at the sole discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any rights or remedies shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, nonexclusive. To the fullest extent permitted by applicable Law, Lender may resort to the rights, remedies and recourses set forth herein and any other security therefor in such order and manner as Lender may elect.

            8.2.3 Without limiting any of the foregoing, Borrower agrees that
(i) Lender may, with or without notice and without legal process, enter upon any property owned, leased or otherwise under the real or apparent control of Borrower or any agent thereof or any other location where the Collateral may be located and disassemble, disconnect, render unusable or repossess all or any item of the Collateral; (ii) written notice mailed to Borrower, as provided in this Agreement for the giving of notice, shall be reasonable if given ten (10) days prior to (a) any public sale or (b) the date after which a private sale may be made; (iii) a sale of the Collateral may be made as a unit or in parcels and for cash and upon terms; (iv) Lender may buy the Collateral at any public sale and at any private sale as permitted by the UCC; and (v) such public or private sale or sales may be held or adjourned from time to time, and Lender shall have the right to conduct such sale or sales on Borrower's premises (including, without limitation, the Premises) or elsewhere where the Collateral is located, and shall have the right to use Borrower's premises without charge for such sale or sales for such time or times as Lender may determine.

ARTICLE 9.  EXPENSES AND INDEMNITIES

      9.1 EXPENSES.

      Borrower shall promptly reimburse Lender for all costs, fees and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery, administration, operation and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including, without limitation, all such costs, fees and expenses as Lender shall incur or for which Lender shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and Lender's security interest therein, including, without limitation, the defense or prosecution of any action involving Lender and Borrower or any third party, (iv) enforcement of any of Lender's rights and remedies with respect to the Obligations or Collateral, (v) consultation with Lender's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Borrower or any Guarantor or any affiliate, whether or not suit is filed, and (vi) any other matters relating to or arising out of the Loan and/or the Loan Documents.

      9.2   ENVIRONMENTAL MATTERS.

            9.2.1 DEFINITIONS. The following definitions apply to the provisions of this Section 8.2: (a) the term "Applicable Law" shall include, but shall not be limited to, each statute named or referred to in this Section 8.2.1 and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations or ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to the Property or to Borrower, (i) the existence, cleanup and/or remedy of contamination on real property; (ii) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (iii) the emission or discharge of hazardous substances into the environment; (iv) the control of hazardous wastes; or (v) the use, generation, transport, treatment, removal or recovery of Hazardous Substances; (b) the term "Hazardous Substance(s)" shall mean (i) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which either pose a hazard to the Property or to persons on or about the Property or cause the Property to be in violation of any Applicable Law; (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (iii) any chemical, material or substance defined as or included in the definition of "hazardous substances," "waste," "hazardous wastes," hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words or similar import under any Applicable Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC " 9601 ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC " 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 USC " 1801 ET SEQ.; the Federal Water Pollution Control Act, 33 USC " 1251 ET SEQ.; and every other Applicable Law; (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which may or could pose a hazard to the health or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the property or adjacent property; and (v) any other chemical, materials or substance which may or could pose a hazard to the environment; and (c) the term "Property" shall mean all real property, wherever located, in which Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

            9.2.2 COVENANTS AND REPRESENTATIONS. (1) Borrower represents and warrants that there have not been during the period of Borrower's possession of any interest in the Property and, to the best of its knowledge after reasonable inquiry, there have not been at any other time, any activities on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances except in compliance with Applicable Law
(i) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (ii) incorporated in the buildings, structures or improvements included in the Property, including any building material containing asbestos, or (iii) used in connection with any operations on or in the Property. (2) Without limiting the generality of the foregoing and to the extent not included within the scope of this Section 8.2.2, Borrower represents and warrants that it is in full compliance with Applicable Law and has received no notice from any person or any governmental agency or other entity of any violation by Borrower or its affiliates of any Applicable Law. (3) Borrower shall be solely responsible for and agrees to indemnify Lender, protect and defend Lender with counsel reasonably acceptable to Lender, and hold Lender harmless from and against any claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, attorneys' fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by Lender (collectively, the "Environmental Costs"), that may, at any time or from time to time, arise directly or indirectly from or in connection with: (i) the presence, suspected presence, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (ii) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the actions of Lender, its employees, agents and representatives. All Environmental Costs incurred or advanced by Lender shall be deemed to be made by Lender in good faith and shall constitute Obligations hereunder.

     ARTICLE 10.   MISCELLANEOUS

      10.1  FURTHER ASSURANCES.

      Borrower shall at any time and from time to time upon the written request of Lender, execute and deliver such further agreements, instruments and documents and do such further acts and things as Lender may reasonably request in order to effect the purposes of this Agreement.

      10.2  GENERAL INDEMNITY.

            Borrower shall indemnify, defend and hold harmless Lender from and against, and, upon demand, reimburse Lender for, all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Lender, on account of any act performed or omitted to be performed under this Agreement, the Note or the other Loan Documents or on account of any transaction arising out of or in any way connected with the Collateral or this Agreement, the Note or the other Loan Documents (including, without limitation, any litigation matter involving claims or alleged claims by or disputes with third parties), except as a result of the willful misconduct or gross negligence of Lender.

      10.3  NO IMPLIED WAIVER; CUMULATIVE REMEDIES.

      No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement, the Note or any of the other Loan Documents shall affect such right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement, the Note or the other Loan Documents are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

      10.4  TAXES.

      Borrower agrees to pay or reimburse Lender for any and all stamp, document, transfer, recording or filing taxes or fees and all similar impositions payable or hereafter determined by Lender to be payable in connection with this Agreement, the Note or the other Loan Documents (including but not limited to those necessary or advisable to record or to ensure the enforceability or priority of this Agreement, the Note or the other Loan Documents), as determined by Lender in its sole discretion from time to time, and any other documents, instruments or transactions pursuant to or in connection herewith, and Borrower agrees to save Lender harmless from and against any and all present or future claims or liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, fees or similar impositions.

      10.5  TIME OF ESSENCE.

      Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement and the other Loan Documents.

      10.6  POWER OF ATTORNEY.

      Borrower appoints Lender and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Lender's possession; to sign Borrower's name on any invoice or bill of lading relating to any receivable, on drafts against customers, on assignments of receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and to open and dispose of all mail addressed to Borrower; and to do all other things Lender deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither Lender nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and Lender's obligation to provide loans hereunder shall have terminated.

      10.7  MODIFICATIONS, AMENDMENTS OR WAIVERS.

      Lender and Borrower may from time to time enter into written agreements amending, modifying or supplementing this Agreement, the Note or the other Loan Documents or changing the rights of Lender or Borrower hereunder or thereunder, and Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of Borrower thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent set forth in such writing. In the case of any such waiver or consent, any Event of Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any subsequent or other Event of

Default or impair any right consequent thereto.

      10.8  HOLIDAYS.

      Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or the Note or any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (and such day shall be included in the calculation of interest due), unless such next succeeding Business Day falls in a different calendar month, in which case payment or action shall be made or taken on the next preceding Business Day.

      10.9  NOTICES.

            10.9.1 Except as otherwise provided herein, all notices and other communications required under the terms and provisions of this Agreement, the Note or the other Loan Documents shall be in writing and shall become effective when delivered by hand or received by overnight courier, telex, facsimile, telegram or registered first class mail, postage prepaid, addressed as follows:

      If to Lender, at:

      FINOVA Capital Corporation
      115 West Century Road
      Paramus, New Jersey  07652
      Facsimile No. 201-634-3325
      Attention:  Pamela Marchant                  Vice President

      with a copy to:

      Winick & Rich, P.C.
      919 Third Avenue
      New York, New York  10022
      Facsimile No. 212-308-5945
      Attention:  Michael A. Karpen, Esq.

      If to Borrower, at the address set forth on the Schedule.


or at such other address as either party may, from time to time, designate in writing to the other party hereto.

            10.9.2 If any notice is given by telex, facsimile transmission, or telegram, the party giving such notice shall confirm such notice by a writing delivered by hand or overnight courier; PROVIDED, HOWEVER, that for all purposes hereunder, notice shall be deemed effective at the time given by telex, telecopier or telegram.

      10.10 GOVERNING LAW.

      THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.

      10.11 PERSONAL JURISDICTION AND SERVICE OF PROCESS.

      BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER UNDER, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING BORROWER MAY BRING, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, SHALL ONLY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR

PROCEEDING BY DELIVERY THEREOF TO BORROWER IN THE MANNER PROVIDED FOR NOTICES IN THIS AGREEMENT. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF ARIZONA, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF ARIZONA. NOTHING HEREIN SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

      10.12 WAIVER OF JURY TRIAL.

      BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE LOAN DOCUMENTS.

      10.13 SEVERABILITY.

      The provisions of this Agreement, the Note and any other Loan Document are intended to be severable. If any such provision is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      10.14 PRIOR UNDERSTANDINGS.

      This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein or therein.

      10.15 SURVIVAL.

      All representations and warranties of Borrower contained in this Agreement or any other Loan Document or made in writing in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents, any investigation or inspection by Lender, the making of the Loan hereunder, the payment of the Note or the expiration of this Agreement. All covenants and agreements of Borrower contained herein shall continue in full force until payment in full of the Obligations. Borrower's obligation to pay the principal of and interest on the Note and all such other amounts shall be absolute and unconditional under any and all circumstances.

      10.16 SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and permitted assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations hereunder or any interest herein without the written consent of Lender which Lender may withhold in its absolute discretion. Any actual or attempted assignment by Borrower without Lender's consent shall be null, void and of no effect whatsoever. Lender may assign or otherwise transfer any or all of its rights, title, interests and obligations hereunder and under the Note and the other Loan Documents in whole or in part. If Lender makes such an assignment, the assignee shall have all of the rights of the Lender and Borrower shall not assert against the assignee any defense, counterclaims or setoff which Borrower may have against Lender. Except to the extent otherwise required by its context, the word "Lender" where used in this Agreement shall mean and include the holder of the Note originally issued to Lender, and the holder of such Note shall be bound by and have the benefits of this Agreement to the same extent as if such holder had been a signatory hereto, except that no assignee shall be deemed to assume any obligation or duty imposed upon Lender hereunder or the other Loan Documents and Borrower shall look only to Lender for performance thereof. As used in this Section 9.16, "assign" shall be deemed to include a pledge, sale of, or grant of a mortgage on, or a security interest in, any of the Collateral (except as allowed by this Agreement) or this Agreement or the other Loan Documents by Lender and the term "assignee" shall be deemed to refer to the recipient of such pledge, sale, mortgage or security interest.

      10.17 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed and delivered by the parties, constituting an original but all such counterparts together constituting but one and the same instrument.

      10.18 PUBLICITY.

      Lender is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of the transactions contemplated in this Agreement, including the aggregate amount of the Loan. Borrower and the Guarantors may with the prior consent (and approval as to content) of Lender issue appropriate press releases regarding the transaction contemplated by this Agreement. To the extent required by law, Borrower and the Guarantors may include a copy of this Agreement and summary descriptions transactions contemplated hereby in public disclosure documents. Subject to the requirements of applicable laws, Borrower and Guarantors will use their best efforts to provide summary descriptions of this Agreement and the transactions contemplated hereby in lieu of filing copies of the Agreement.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement effective as of the day and year first above written.


NETCO ACQUISITION CORP.


                       By:________________________________

Title:_____________________________



FINOVA CAPITAL CORPORATION


By: ________________________________

                        Title:______________________________

                                    EXHIBIT A


                                      NOTE


                                  See attached.

                             SECURED PROMISSORY NOTE


$6,050,000                                             _______________, 1998
                                                       Phoenix, Arizona


      FOR VALUE RECEIVED, the undersigned, NETCO ACQUISITION CORP., a Delaware corporation ("Borrower"), hereby promises to pay to the order of FINOVA CAPITAL CORPORATION ("Lender"), the principal sum of Six Million Fifty Thousand Dollars ($6,050,000), together with interest on the unpaid principal balance hereof from time to time outstanding at the rate per annum and on the dates and all as otherwise provided in that certain Loan and Security Agreement of even date herewith (the "Loan Agreement") by and between Lender and Borrower.

      This Note is the Note referred to in the Loan Agreement, is secured as set forth in the Loan Agreement, may not be prepaid except as provided in the Loan Agreement and is entitled to the benefits of the Loan Agreement. All capitalized terms used in this Note which are not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

      All payments of principal and interest on this Note are to be made in lawful money of the United States of America in immediately available funds, without setoff, counterclaim or deduction of any nature, at the office of Lender at 115 West Century Road, Paramus, New Jersey 07652 (or such other place as the holder hereof shall designate to Borrower in writing), prior to 12:00 Noon, local time, on the day when due.

      If any payment of principal or interest becomes due on a day which is not a Business Day, that payment shall be made on the next Business Day unless such next Business Day falls in another calendar month in which event that payment shall be made on the next preceding Business Day.

      Lender and Borrower intend this Note to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the "Maximum Rate"), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been prepayments of the outstanding principal of this Note and applied to the installments in the inverse order of their maturities.

      If Borrower fails to make any payment of principal or interest within ten
(10) days after the payment is due, Borrower shall pay a late charge of five percent (5%) of the unpaid amount, but in no event more than the maximum amount permitted by applicable law, and such amount shall be payable upon demand. Such payment is not interest for the use of money, but is intended to cover Lender's administrative costs occasioned by such delay.

      Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies contained in the Loan Agreement, including, without limitation, the right, at its option, to declare all indebtedness under this Note to be immediately due and payable.

       Borrower hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note or the Loan Agreement.

       Lender may extend the time of payment of this Note, postpone the enforcement hereof, release any Collateral, or grant any other indulgences whatsoever, without affecting or diminishing Lender's right of recourse against Borrower, as provided herein and in the Loan Agreement and in the other Loan Documents, which right is hereby expressly reserved. The failure to assert any right by Lender shall not be deemed a waiver thereof.

       Borrower agrees to pay all costs, fees and expenses of collection, including, without limitation, Lender's reasonable attorneys' fees and disbursements, in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note or if an Event of Default occurs.

      THIS NOTE IS DEEMED TO HAVE BEEN MADE IN, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF ARIZONA. BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER UNDER, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER, BY ITS EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING BORROWER MAY BRING, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, SHALL ONLY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO BORROWER IN THE MANNER PROVIDED FOR NOTICES IN THE LOAN AGREEMENT. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF ARIZONA, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF ARIZONA. NOTHING HEREIN SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

      IN WITNESS WHEREOF, Borrower has duly executed this Note on the date first above written.


                                    NETCO ACQUISITION CORP.


                                    By:________________________________
                                    Title:______________________________

                                    Federal Tax Identification No. 76-0562950

                                    EXHIBIT B

                                    EQUIPMENT

                                  See attached.

                                    EXHIBIT C

                                    PREMISES

-------------------------------------------------------------------------------

ATLANTA SWITCH                          CHICAGO SWITCH
--------------                          --------------
3525 Piedmont NE                        600 S. Federal
Bldg. 8, Suite 120                      Suite 404
Atlanta, Georgia 30305                  Chicago, Illinois 60605
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

DALLAS SWITCH                           HOUSTON SWITCH
-------------                           --------------
13601 Preston Rd.                       500 S. Dallas
Bldg. A                                 Suite L-50
Dallas, Texas 75240                     Houston, Texas 77002
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        LOS ANGELES SWITCH
KANSAS CITY SWITCH                      700 S. Flowers
------------------
324 East 11th Street                    Suite 360
Kansas City, Missouri 64105             Los Angeles, California 90017
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        NEW YORK SWITCH
MIAMI SWITCH                            2 World Trade Center
8830 N.W. 18th Terrace                  Level B6
Miami, Florida 33172                    New York, New York 10048
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

SEATTLE SWITCH
11311 120th Avenue
Kirkland, Washington 98033
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   SCHEDULE TO
                           LOAN AND SECURITY AGREEMENT


BORROWER: NETCO ACQUISITION CORP.

ADDRESS:    EQUALNET PLAZA
            1250 WOOD BRANCH PARK DRIVE
            HOUSTON, TEXAS 77079-1212


DATE:   MARCH       , 1998

THIS SCHEDULE FORMS AN INTEGRAL PART OF THE LOAN AND SECURITY AGREEMENT BETWEEN THE ABOVE BORROWER AND FINOVA CAPITAL CORPORATION DATED THE ABOVE DATE, AND ALL REFERENCES HEREIN AND THEREIN TO "THIS AGREEMENT" SHALL BE DEEMED TO REFER TO SAID AGREEMENT AND TO THIS SCHEDULE (AS EACH OF THE SAME MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME.)


ADDITIONAL DEFINITIONS (SECTION 1.1):

      "CORPORATE GUARANTOR(S)" MEANS EQUALNET HOLDING AND EQUALNET CORPORATION.

      "GUARANTOR(S)" MEANS THE CORPORATE GUARANTORS AND THE INDIVIDUAL
      GUARANTORS.

      "INDIVIDUAL GUARANTOR" MEANS MICHAEL T. WILLIS.

      "INTEREST RATE" MEANS THE INDEX RATE PLUS SIX AND FORTY-TWO HUNDREDTHS PERCENT (6.42%)T. THE "INDEX RATE" SHALL BE THE HIGHEST YIELD, AS PUBLISHED IN THE WALL STREET JOURNAL, on the first (1st) Business Day preceding the Disbursement Date, for Treasury Notes having a maturity date on or closest to the Maturity Date. Interest shall be calculated on the basis of a year of 360 days and twelve months of thirty (30) days each and charged on a daily basis.

      ALEASE@ means that certain Switches and Network Lease Agreement by and between Borrower and EqualNet Corporation dated March , 1998 as may be amended, modified or extended.

      "MATURITY DATE" means the date upon which the thirty-sixth (36th) consecutive monthly payment of principal and interest is due.

      "OUTSIDE DATE" means March 30, 1998.

THE LOAN (SECTION 2.1):

      "PRINCIPAL AMOUNT OF THE LOAN:  $6,050,000

USE OF PROCEEDS (SECTION 2.2):

      THE PROCEEDS OF THE LOAN SHALL BE USED BY BORROWER SOLELY TO PAY TO WILLIS GROUP THE COST OF THE PURCHASE OF THE EQUIPMENT UNDER THE SWITCH AGREEMENT AND TO PAY CERTAIN SALES TAXES WITH RESPECT THERETO.

PAYMENTS OF PRINCIPAL AND INTEREST (SECTION 2.7.2):

      THE LOAN, TOGETHER WITH INTEREST THEREON AT THE INTEREST RATE, SHALL BE REPAID IN THIRTY-SIX (36) EQUAL CONSECUTIVE MONTHLY PAYMENTS CONSISTING OF
      (A) PRINCIPAL AND INTEREST CALCULATED AT THE INTEREST RATE EACH IN AN AMOUNT WHICH WILL FULLY AMORTIZE SEVENTY PERCENT (70%) OF THE LOAN AT THE INTEREST RATE OVER THE TERM PLUS (B) INTEREST ON THIRTY PERCENT (30%) OF THE LOAN CALCULATED AT THE INTEREST RATE. THE REMAINING UNPAID PRINCIPAL BALANCE OF THE LOAN, PLUS ALL ACCRUED AND UNPAID INTEREST ON THE LOAN CALCULATED AT THE INTEREST RATE SHALL BE PAYABLE WITH THE THIRTY-SIXTH
      (36TH) PAYMENT ON THE MATURITY DATE. THE FIRST SUCH MONTHLY PAYMENT OF PRINCIPAL AND INTEREST SHALL BE DUE AND PAYABLE ON THE THIRTIETH (30TH) DAY OF THE MONTH IMMEDIATELY SUCCEEDING THE DISBURSEMENT DATE AND THE PAYMENTS SHALL CONTINUE ON A LIKE DAY IN EACH AND EVERY MONTH THEREAFTER THROUGH AND INCLUDING THE MATURITY DATE; PROVIDED THAT IF THE DISBURSEMENT DATE IS NOT THE THIRTIETH (30TH) DAY OF THE MONTH, BORROWER SHALL PAY, ON THE THIRTIETH (30TH) DAY OF THE MONTH IN WHICH THE DISBURSEMENT DATE OCCURS, INTEREST ONLY, AT THE INTEREST RATE, FROM THE DISBURSEMENT DATE TO THE THIRTIETH (30TH) DAY OF THE MONTH IN WHICH THE DISBURSEMENT DATE OCCURS. LENDER SHALL COMPUTE THE AMOUNT OF EACH PAYMENT AND ADVISE BORROWER OF SUCH AMOUNT. THE ENTIRE UNPAID PRINCIPAL BALANCE WHICH WAS NOT PAYABLE EARLIER, WHETHER DUE TO REGULARLY SCHEDULED PAYMENTS, ACCELERATION OR OTHERWISE, TOGETHER WITH ANY UNPAID INTEREST, FEES, COSTS AND CHARGES SHALL BE DUE AND PAYABLE ON THE MATURITY DATE. AFTER THE MATURITY OF ALL OR ANY PART OF THE LOAN (BY ACCELERATION OR OTHERWISE), INTEREST ON THE LOAN OR SUCH PART THEREOF SHALL BE DUE AND PAYABLE AT THE DEFAULT RATE ON DEMAND. CONTEMPORANEOUSLY HEREWITH, LENDER WILL DELIVER TO BORROWER AN AMORTIZATION SCHEDULE.

PREPAYMENTS (SECTION 2.8):

      BORROWER MAY NOT PREPAY THE LOAN, IN WHOLE OR IN PART, PRIOR TO THE FIRST REGULARLY SCHEDULED PAYMENT DATE OCCURRING AFTER THE EIGHTEENTH (18TH) MONTH ANNIVERSARY OF THE DISBURSEMENT DATE. BORROWER SHALL HAVE THE RIGHT, UPON NOT LESS THAN TEN (10) DAYS PRIOR WRITTEN NOTICE TO LENDER, ON ANY REGULARLY SCHEDULED PAYMENT DATE OCCURRING AFTER THE 18TH MONTH ANNIVERSARY OF THE DISBURSEMENT DATE (SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS), TO PREPAY THE OUTSTANDING PRINCIPAL BALANCE OF THE LOAN IN WHOLE, BUT NOT IN PART, PROVIDED THAT BORROWER SHALL PAY TO LENDER, TOGETHER WITH THE PRINCIPAL BALANCE OF THE LOAN, (I) ALL ACCRUED AND UNPAID INTEREST ON THE AMOUNT PREPAID THROUGH THE DATE OF PREPAYMENT, (II) ALL OUTSTANDING FEES, CHARGES AND OTHER AMOUNTS THEN DUE UNDER THE LOAN DOCUMENTS, AND (III) A PREPAYMENT FEE IN AN AMOUNT EQUAL TO THE PRODUCT OF
      (A) THE OUTSTANDING PRINCIPAL BALANCE OF THE LOAN AT THE TIME OF PREPAYMENT, TIMES (B) IF PREPAYMENT OCCURS (I) AFTER THE 18TH MONTH BUT PRIOR TO THE 25TH MONTH ANNIVERSARY OF THE DISBURSEMENT DATE THEN 5%; (II) ON OR AFTER THE 25TH MONTH BUT PRIOR TO THE 31TH MONTH ANNIVERSARY OF THE DISBURSEMENT DATE THEN 2%; (III) ON OR AFTER THE 31TH MONTH BUT PRIOR TO THE 36TH MONTH ANNIVERSARY OF THE DISBURSEMENT DATE THEN 1.25%. ONCE GIVEN, THE NOTICE OF PREPAYMENT SHALL BE IRREVOCABLE. ANY ACCELERATION OF THE LOAN AS A CONSEQUENCE OF THE OCCURRENCE OF AN EVENT OF DEFAULT SHALL BE PRESUMED TO BE A MECHANISM TO AVOID THE REQUIREMENTS OF THIS PROVISION AND SHALL BE DEEMED A PREPAYMENT AND SUBJECT TO THE APPROPRIATE PREPAYMENT PREMIUM SET FORTH ABOVE, IN ADDITION TO ALL DAMAGES AND OTHER AMOUNTS OTHERWISE DUE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. IF THE LOAN IS ACCELERATED PRIOR TO THE DATE UPON WHICH PREPAYMENT IS PERMITTED TO BE MADE HEREUNDER, THE APPLICABLE PERCENTAGE SHALL BE 5%.

ADDITIONAL CONDITIONS (SECTION 4.9.5):

      THE OBLIGATION OF LENDER TO MAKE THE LOAN HEREUNDER IS SUBJECT TO THE FULFILLMENT, TO THE SATISFACTION OF LENDER AND ITS COUNSEL, OF EACH OF THE FOLLOWING CONDITIONS, IN ADDITION TO THE OTHER CONDITIONS SET FORTH IN
      ARTICLE 4 ABOVE:

      (A) THERE SHALL HAVE BEEN NO MATERIAL ADVERSE CHANGE IN THE BUSINESS, OPERATIONS OR FINANCIAL CONDITION OF BORROWER OR ANY GUARANTOR OR IN THE COLLATERAL SINCE DECEMBER 31, 1997.

      (B)   ADDITIONAL CONDITIONS:

            (I) LETTER OF CREDIT. Borrower shall have delivered to Lender, an Irrevocable Standby Letter of Credit in the face amount of $2,117,500, issued by a bank satisfactory to Lender, designating Lender as beneficiary, and otherwise in all respects in form and substance satisfactory to Lender (the ALetter of Credit@).

            (ii) SWITCH ACQUISITION. Borrower shall have delivered to Lender a true and correct copy of the Switch Agreement, and all of the transactions contemplated by the Switch Agreement shall have been fully consummated, including, without limitation, the purchase by Borrower from Willis Group of all of the Equipment for a purchase price of $5,850,000 (plus $200,000 to be used solely for the payment of sales taxes resulting from the Switch Acquisition), free and clear of all Liens (the "Switch Acquisition"); and Borrower shall have delivered to Lender evidence of the foregoing satisfactory to Lender. Netco LLC shall have contributed to the capital of Borrower all improvements and upgrades to the Equipment which were financed by Netco LLC.

            (iii) MERGER. Borrower shall have delivered to Lender a true and correct copy of the Merger Agreement, and all of the transactions contemplated by the Merger Agreement shall have been fully consummated, including, without limitation, (A) EQ Acquisition shall have merged with and into Borrower (the "Merger"), and (B) not less than $1,500,000 of indebtedness of Netco LLC to Willis Group and MCM (being the Additional Working Capital Loans and the Working Capital Loans defined in the Merger Agreement) shall have been cancelled and converted into common stock of EqualNet Holding; and Borrower shall have delivered to Lender evidence of the foregoing satisfactory to Lender.

            (iv) STOCK PURCHASE AGREEMENT. All of the transactions contemplated by the Stock Purchase Agreement shall be simultaneously consummated, including, without limitation, the purchase by Willis Group of common stock of EqualNet Holding for a cash purchase price of not less than $4,000,000; and Borrower shall have delivered to Lender evidence of the foregoing satisfactory to Lender.

            (v) ADDITIONAL CONVERSION. Not less than $1,000,000 of additional outstanding notes of EqualNet Holding Corp. to the Willis Group shall have been cancelled and converted into shares of common stock of EqualNet Holding; and Borrower shall have delivered to Lender evidence thereof satisfactory to Lender.

            (vi) CONSUMMATION OF OTHER TRANSACTIONS. All other Transactions (under and as defined in EqualNet Holding=s Proxy Statement dated February 17, 1998 (the AProxy Statement@)) shall have been approved by the requisite number of shareholders of EqualNet Holding and such Transactions shall have been consummated in accordance with the terms of the Proxy Statement.

            (vii) ASSIGNMENT OF LEASE. Borrower shall execute and deliver an
                  Assignment of Lease (in form and substance acceptable to Lender) pursuant to which Borrower assigns all of its right, title and interest in and to the Lease to Lender and the Lessee thereunder covenants and agrees that its interest under the Lease (and the Equipment subject thereto) is subject and subordinate to the interests of Lender hereunder.

ORGANIZATION AND QUALIFICATION (SECTION 5.1):

      Borrower:

            State of Organization, etc.:  Delaware

            States of Qualification, etc.: Texas

      Corporate Guarantors:

            EqualNet Holding.:

                  State of Organization, etc.  Texas

                  States of Qualification, etc.: Texas

            EqualNet Corporation:

                      State of Organization, etc. Delaware

                  States of Qualification, etc.: Delaware
                                        Georgia
                                        Illinois
                                        Texas
                                        Missouri
                                        California
                                        Florida
                                        New York
                                        Washington

LITIGATION (SECTION 5.8): See Exhibit 5.8 attached hereto.

NAMES (SECTION 6.12):  None

NOTICES (SECTION 9.9.1)

      Address of Notices to Borrower:

                  Netco Acquisition Corp.
                  c/o EqualNet Holding Corp.
                  EqualNet Plaza
                  1250 Wood Branch Park Drive
                  Houston, Texas 77079-1212
                  Facsimile No. 281-529-4686
                  Attention: General Counsel

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Schedule effective as of the day and year first above written.


                        NETCO ACQUISITION CORP.


                       By:________________________________
                      Title:______________________________

                        Federal Tax Identification No.  76-0562950


                           FINOVA CAPITAL CORPORATION


                        By: ________________________________
                        Title:______________________________